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                                                                     EXHIBIT 4.3

                                DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made on 27th March, 2003 by CIBA SPECIALTY CHEMICALS HOLDING INC., (the GUARANTOR) in favour of the Relevant Account Holders (as defined in the Deed of Covenant referred to below) and the holders for the time being of the Notes (as defined below) and the interest coupons (if any) appertaining to the Notes (COUPONS), the Coupons being attached on issue to Definitive Note(s) (as defined below). Each Relevant Account Holder, each holder of a Note and each holder of a Coupon is a HOLDER.

WHEREAS:

(A) CIBA SPECIALTY CHEMICALS CORPORATION, CIBA SPECIALTY CHEMICALS PLC, CIBA SPEZIALITATENCHEMIE HOLDING DEUTSCHLAND GMBH, CIBA SPECIALTY CHEMICALS EUROFINANCE LTD. (the ISSUERS and each an ISSUER) and the Guarantor have entered into an amended and restated Program Agreement (the PROGRAM AGREEMENT, which expression includes the same as it may be amended or supplemented from time to time) dated 27th March, 2003 with the Dealers named therein, which amends and restates the amended and restated program agreement entered into by, inter alia, Ciba Specialty Chemicals Corporation, Ciba Specialty Chemicals PLC and Ciba Spezialitatenchemie Holding Deutschland GmbH dated 27th March, 2002 (the PRINCIPAL PROGRAM AGREEMENT), under which each Issuer proposes from time to time to issue Euro Medium Term Notes (the NOTES, such expression to include each Definitive Note issued by an Issuer and each Global Note issued by an Issuer (where DEFINITIVE NOTE and GLOBAL NOTE have the meanings ascribed thereto in the Agency Agreement defined below) and to include any receipts issued in respect of Notes repayable in instalments);

(B) each Issuer has executed a Deed of Covenant of even date (the DEED OF COVENANT) relating to Global Notes issued by that Issuer pursuant to the Program Agreement;

(C) the Issuers and the Guarantor have entered into an amended and restated agency agreement (the AGENCY AGREEMENT, which expression includes the same as it may be amended or supplemented from time to time) dated 27th March, 2003 with the Paying Agents named therein; and

(D) this Deed of Guarantee amends and restates the amended and restated Deed of Guarantee made by the Guarantor dated 27th March, 2002, and does not affect any Notes issued pursuant to the Principal Program Agreement prior to the date hereof.

NOW THIS DEED WITNESSES as follows:

1. Guarantee: The Guarantor irrevocably and unconditionally undertakes to secure by way of deed poll to each Holder the due and punctual payment as stipulated in an Issuer's Note or Coupon or under its Deed of Covenant, as the case may be. The Guarantor therefore undertakes to pay on first demand of such a Holder, irrespective of the validity and the legal effects of the above mentioned relationship in respect of a Note or Coupon or Deed of Covenant and waiving all rights of objection and defence arising therefrom any amount not paid by the relevant Issuer (including any premium or any other amounts of whatever nature or additional amounts) upon receipt of the written request for payment by such Holder and the confirmation in writing by the Agent that the relevant Issuer has not made such payments on the dates specified and in the amount called under the Guarantee. The Guarantor hereby expressly undertakes and secures that payments under this Guarantee will not be less than as
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      stipulated in an Issuer's Note or Coupon. In implementation of this undertaking and in case Swiss withholding taxes are imposed in respect of payments made under this Guarantee, the Guarantor undertakes, as a separate and independent obligation, to pay an increased amount on the relevant Note or Coupon so that the payment received by the Noteholder or Couponholder shall equal the amount actually stipulated in such Note or Coupon (assuming no such withholding applies).

2. Guarantor's Obligations Continuing: The Guarantor's obligations under this Guarantee are and will remain in full force and effect by way of continuing security until no sum remains payable under any Note, any Coupon or the Deed of Covenant. Furthermore, these obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of a Holder, whether from the Guarantor or otherwise. The Guarantor irrevocably waives all notices and demands whatsoever, except as provided herein.

3. Repayment to the Issuer: If any payment received by a Holder is, on the subsequent liquidation or insolvency of the relevant Issuer, avoided under any laws relating to liquidation or insolvency, such payment will not be considered as having discharged or diminished the liability of the Guarantor and this Guarantee will continue to apply as if such payment had at all times remained owing by the relevant Issuer.

4. Status of Guarantee: The payment obligations of the Guarantor under this Guarantee constitute direct, unconditional and (subject to clause 5 below) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsecured and unsubordinated indebtedness and monetary obligations of the Guarantor, present or future, including those in respect of deposits (other than obligations preferred by law).

5. Negative Pledge of the Guarantor: So long as any of the Notes remains outstanding, but not later than the time when payment for the full amount of principal and interest in respect of all outstanding Notes has been duly provided for, the Guarantor will procure that no Indebtedness of the Guarantor which is represented by bonds, notes or other securities which in any such case are listed or capable of being listed on any recognised Stock Exchange will be secured upon any of the present or future assets or revenues of the Guarantor unless all amounts payable under this Guarantee are secured equally and rateably with such other security or such other security or guarantee is granted to the Notes and Coupons as shall have been approved by an Extraordinary Resolution of the Noteholders. Any reference to an obligation being guaranteed shall include a reference to an indemnity being given in respect of payment thereof.

      As used herein INDEBTEDNESS means all indebtedness for money borrowed that is created, assumed, incurred or guaranteed in any manner by the Guarantor or for which the Guarantor is otherwise responsible or liable.

6. Tax Gross-up: All payments in respect of the Notes by the Guarantor shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (TAXES) imposed or levied by or on behalf of Switzerland, or any political sub-division of, or any authority in, or of, Switzerland having power to tax, unless the withholding or deduction of the Taxes is required by law. In that event, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction;


                                                                               2
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      except that no additional amount shall be payable in relation to any payment in respect of any Note or Coupon:

      (i) by or on behalf of a person liable to such tax, duty or charge in respect of such Note, Receipt or Coupon by reason of his having some connection with Switzerland other than the mere holding or ownership of such Note, Receipt or Coupon; and/or

      (ii) presented for payment to the relevant Issuer more than 30 days after the Relevant Date (as defined in Condition 7(f) of the Terms and Conditions of the relevant Notes) except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days; and/or

      (iii) to, or to a third party on behalf of, a holder who would be able to avoid such withholding or deduction by making a declaration of non-residence or similar claim for exemption but fails to do so; and/or

      (iv) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive; and/or

      (v) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the EU.

7. Power to execute: The Guarantor hereby warrants, represents and covenants with each Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Guarantee, and that this Guarantee constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms subject to applicable bankruptcy, reorganisation, insolvency, fraudulent transfer, moratorium and other similar laws affecting creditor's rights generally from time to time in effect, and to general principles of equity, regardless of whether considered in a proceeding in law or at equity.

8. Deposit of Guarantee: This Guarantee shall take effect as a Deed Poll for the benefit of the Holders from time to time and for the time being. This Guarantee shall be deposited with and held by The Chase Manhattan Bank for the benefit of the Holders until all the obligations of the Guarantor hereunder have been discharged in full.

9. Production of Guarantee: The Guarantor hereby acknowledges the right of every Holder to the production of, and the right of every Holder to obtain (upon payment of a reasonable charge) a copy of, this Guarantee, and further acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, each and every Holder, and that each Holder shall be entitled severally to enforce the said obligations against the Guarantor.

10. Subrogation: Until all amounts which may be payable under the Notes, the Coupons and/or the Deed of Covenant have been irrevocably paid in full, the Guarantor shall not exercise any rights of subrogation in respect of any rights of any Holder or claim in competition with the Holders against the relevant Issuer.


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11.   Governing Law and Jurisdiction: This Guarantee is governed by and shall be construed in accordance with English law. The Guarantor irrevocably agrees for the benefit of each Holder that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that accordingly any suit, action or proceedings arising out of or in connection with this Guarantee (together referred to as PROCEEDINGS) may be brought in the courts of England.

      The Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of the Proceedings in the courts of England and irrevocably agrees that a final judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon the Guarantor and may be enforced in the courts of any other jurisdiction. Nothing contained in this clause shall limit any right to take Proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in none or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

      No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Global Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

      The Guarantor hereby appoints Ciba Specialty Chemicals PLC as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint another person as its agent for that purpose.

IN WITNESS whereof this Guarantee has been manually executed as a deed poll on behalf of the Guarantor.

Executed as a deed                   )
by CIBA SPECIALTY CHEMICALS          )           KIRK ERSTLING
HOLDING INC.                         )
acting by                            )           OLIVER STRUB
and                                  )
                                     )
acting under the authority of        )
that Company in the presence of:     )


Witness's   A. STEINER
Signature:  .......................................

            A.STEINER
Name:       .......................................

            C/o CIBA SPECIALTY CHEMICALS INC.
Address:    .......................................
            CH-4002 BASEL
            .......................................


Dated 27th March,  2003


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                                                                  CONFORMED COPY

                                27TH MARCH, 2003



                      CIBA SPECIALTY CHEMICALS HOLDING INC.
                                  AS GUARANTOR




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                                DEED OF GUARANTEE

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                                     LONDON